New England Zenith Fund is incorporating by reference three new investment advisory contracts pursuant to N-SAR Sub-item 77QI (e).

Subadvisory Agreement for the State Street Research Money Market
Series by and between MetLife Advisers, LLC and State Street Research and Management Company is incorporated by reference to Post-Effective Amendment No. 33 (File No. 2-83538) filed on January 18, 2002.

Subadvisory Agreement for the State Street Research Bond Income
Series by and between MetLife Advisers, LLC and State Street Research and Management Company is incorporated by reference to Post-Effective Amendment No. 33 (File No. 2-83538) filed on January 18, 2002.

Subadvisory Agreement for the MFS Total Return Series by and between MetLife Advisers, LLC and Massachusetts Financial Services Company is incorporated by reference to Post-Effective Amendment No. 33
(File No. 2-83538) filed on January 18, 2002.